POPULAR, INC. Contact:	Exhibit 99.2
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Financial Results for the Quarter and Year Ended
December 31, 2007

San Juan, Puerto Rico, Thursday, January 24, 2008 – Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ: BPOP, BPOPO) reported an estimated net loss for the year ended December 31, 2007 of ($64.5) million, compared with net income of $357.7 million in 2006. The Corporation recorded an estimated non-cash impairment charge related to E-LOAN’s goodwill and trademark in the amount of $211.8 million in the fourth quarter of 2007. The final measurement of the impairment has yet to be completed. The estimated impairment charge represents management’s current best estimate as to the actual impairment, which may be higher or lower than the estimated charge. Upon finalization of the actual impairment charge prior to filing the Corporation’s Form 10-K for the year ended December 31, 2007, the Corporation will record any resulting increase or decrease to the estimated charge in its financial results for 2007. After recording the estimated impairment charge, the full amount of E-LOAN’s goodwill for $164.4 million was eliminated while the balance in trademark remains at approximately $16.4 million out of a total of $63.8 million prior to the impairment charge.

Estimated basic and diluted net loss per common share for the year 2007 was ($0.27). Basic and diluted earnings per common share for the year 2006 were $1.24. Estimated net losses for 2007 represented a negative return on assets (ROA) of (0.14%) and a negative return on common equity (ROE) of (2.08%). For the year 2006, the Corporation reported positive ROA and ROE of 0.74% and 9.73%, respectively.

Estimated financial results for the year ended December 31, 2007 were principally impacted by the following items (on a pre-tax basis compared to the year 2006):

•	A $274.9 million increase in the provision for loan losses for the year 2007 as compared with 2006, which was mostly influenced by a slowdown in the housing sector, principally in the U.S. mainland, and weak economic conditions in Puerto Rico that impacted the commercial and consumer sectors and has resulted in higher delinquencies.

•	A decrease of $115.2 million in non-interest income, mostly driven by loss on sale of loans that includes the impact of the PFH recharacterization transaction described below and the impact of unfavorable valuation adjustments on loans held-for-sale. Also, the decrease in non-interest income was the result of reductions in value in the residual interests of Popular Financial Holdings (“PFH”), the Corporation’s consumer finance and mortgage business in the U.S. mainland. These unfavorable variances were partially offset by higher gains on sale of equity securities by the Corporation’s holding company and higher service fees.

•	Higher operating expenses by $219.5 million, which includes restructuring charges that are detailed in the non-interest expenses section in this press release.

The above unfavorable variances were partially offset by:

•	Higher net interest income by $21.5 million, and

•	Income tax benefit of $59.0 million in 2007, compared to income tax expense of $106.9 million in 2006.

Further details on the above items are provided later in this press release.

Estimated net loss for the quarter ended December 31, 2007 was ($294.1) million, compared with net income of $59.6 million for the same quarter of the previous year. This represented an estimated basic and diluted net loss per common share of ($1.06) in the fourth quarter of 2007, compared with basic and diluted earnings per common share of $0.20 for the same quarter of 2006. The Corporation’s estimated negative ROA and ROE for the fourth quarter of 2007 were (2.49%) and (32.32%), respectively, compared with positive ROA and ROE of 0.50% and 6.20%, respectively, for the same period in 2006.

This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this analysis. The results for 2007 presented in Exhibit A are also estimates which could vary if future changes in the goodwill and trademark impairment charges are deemed necessary as indicated above.

“These are obviously disappointing results,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. “However, we continue to take the difficult steps to improve our performance moving forward.”

The year 2007 was marked by very important strategic decisions in our U.S. operations, which had a significant impact in the financial results for the year and, as such, the main events are summarized below to facilitate the interpretation of the financial results.

Recharacterization of Certain On-Balance Sheet Securitizations as Sales under FASB Statement No. 140

As informed in a news release dated December 21, 2007, as part of the Corporation’s strategy of exiting the subprime business at PFH, on December 19, 2007, the Corporation completed the recharacterization of certain on-balance sheet securitizations that allowed the Corporation to recognize the transactions as sales under FASB Statement No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. As a result, approximately $3.2 billion in mortgage loans and $3.1 billion in related liabilities representing secured borrowings were removed from the Corporation’s books. As part of the recharacterization, the Corporation recognized residual interests (“IOs”) of $38 million and mortgage servicing rights (“MSRs”) of $18 million. Refer to the Form 8-K filed on December 21, 2007 for a description of the nature of the recharacterization transaction. The impact of the recharacterization transaction was a pre-tax loss of $90 million, which is included in the caption “(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale” in Exhibit A. The removal of these mortgage assets from the Corporation’s books had a favorable impact on its capital ratios.

Sale of Assets and Restructuring at Equity One

In January 2007, Popular’s management announced that based on a comprehensive strategic and financial assessment of all of PFH’s operations, the Corporation decided to adopt a Restructuring and Integration Plan at PFH, the holding company of Equity One (the “PFH Restructuring Plan”). The PFH Restructuring Plan called for PFH to exit the wholesale subprime mortgage loan origination business, to consolidate support functions with its sister U.S. banking entity, Banco Popular North America (“BPNA”), creating a single integrated North American financial services unit, and to focus on existing profitable businesses. At that time, Popular decided to continue the operations of Equity One and its subsidiaries (“Equity One”), with over 130 consumer services branches principally dedicated to direct subprime loan origination, consumer finance and mortgage servicing. However, given the unforeseen disruption in the capital markets since the summer of 2007 and its impact on funding, Popular’s management now believes that it will be difficult to generate an adequate return on the capital invested at Equity One.

As indicated in the press release dated January 23, 2008, Popular, Inc. announced the signing of an Asset Purchase Agreement (the “Agreement”) to sell certain assets of Equity One, the U.S. mainland consumer finance operations of Popular Financial Holdings, to American General Finance, Inc., a member of American International Group. The Agreement contemplates the sale of a significant portion of Equity One’s mortgage loan and consumer loan portfolio approximating $1.5 billion. This portfolio was reclassified by the Corporation from loans held-in-portfolio to loans held-for-sale in December 2007. The Agreement also provides that American General Finance, Inc. will consider hiring an unspecified number of Equity One’s consumer services employees and will consider retaining an unspecified number of branch locations. Equity One will close all remaining consumer branches. Workforce reductions at Equity One will result in the loss of employment for those employees at the consumer services branches not hired by American General Finance, Inc., as well as for other related support functions. The individuals whose jobs will be eliminated will receive from Equity One a transitional severance package, professional counseling, outplacement and support during this process.

It is anticipated that this restructuring plan (the “PFH Branch Network Restructuring Plan”) will result in estimated combined charges for the Corporation of $19.5 million broken down as follows:

(In millions)	Fourth Quarter 2007	First Quarter 2008	Total
Severance, retention bonuses and other benefits	—	$8.1	$8.1
Lease terminations	—	5.6	5.6
Other	—	2.1	2.1

Total restructuring charges	—	15.8	15.8
Impairment of long-lived assets	$1.9	—	1.9
Other costs	—	1.8	1.8

Total combined estimated costs	$1.9	$17.6	$19.5

These estimates are preliminary and may vary as Popular’s management implements the PFH Branch Network Restructuring Plan. The impairment of long-lived assets was taken in the fourth quarter of 2007 and is mainly related to leasehold improvements, furniture and equipment.

The closing of the transaction is subject to the approval of state licensing agencies. It is anticipated that the transaction and the workforce reductions at Equity One will be accomplished in the first quarter of 2008.

E-LOAN Restructuring Plan

As indicated in the Form 10-Q filed on November 9, 2007, in November 2007, the Board of Directors of Popular adopted a restructuring plan for its internet financial services subsidiary E-LOAN (the “E-LOAN Restructuring Plan”).

Considering E-LOAN’s operating losses in light of current market conditions and other factors, the Board of Directors approved a substantial reduction of marketing and personnel costs at E-LOAN and changes in E-LOAN’s business model to align it with revenue expectations. The changes include concentrating marketing investment toward the internet and the origination of first mortgage loans that qualify for sale to Government Sponsored Entities (GSEs). The E-LOAN Restructuring Plan continues to promote the expansion of the Internet deposit gathering initiative with BPNA. As part of the E-LOAN Restructuring Plan, the Corporation evaluated the value of E-LOAN’s recorded goodwill and trademark by considering the changes in E-LOAN’s business model and the unprecedented conditions in the mortgage loan business.

The E-LOAN Restructuring Plan resulted in charges recorded in the fourth quarter of 2007 as described in the table below (on a pre-tax basis).

(In millions)	Fourth Quarter 2007
Severance, retention bonuses and other benefits	$4.6
Lease terminations	4.2
Other	0.8

Total restructuring charges	$9.6
Impairment of long-lived assets	10.5
Estimated impairment of trademark and goodwill	211.8

Total restructuring and estimated impairment charges	$231.9

The estimated impairment in goodwill and other intangibles did not impact the Corporation’s liquidity since the impairment was a non-cash transaction and did not impact its regulatory capital ratios since these intangible assets were already deducted from regulatory capital.

Net interest income

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the year ended December 31, 2007, compared with the same period in 2006

(Dollars in billions)	Average balances				Average Yields / Costs
	Year	Year	Dollar	%	Year	Year
	2007	2006	Variance	Variance	2007	2006	Variance
Money market, trading and investment securities	$11.0	$12.8	($1.8)	(14%)	4.65%	4.50%	0.15%

Loans:
Commercial *	15.1	13.6	1.5	11	7.61	7.50	0.11
Mortgage	11.0	12.1	(1.1)	(9)	7.08	6.89	0.19
Consumer	5.5	5.1	0.4	8	10.82	10.53	0.29
Lease financing	1.2	1.3	(0.1)	(8)	7.89	7.57	0.32

Total loans	32.8	32.1	0.7	2	7.99	7.75	0.24

Total earning assets	$43.8	$44.9	($1.1)	(2%)	7.14%	6.82%	0.32%

Interest bearing deposits	$21.5	$19.3	$2.2	11%	3.56%	3.01%	0.55%
Short-term borrowings	8.7	10.7	(2.0)	(19)	5.16	4.86	0.30
Long-term borrowings	8.2	9.8	(1.6)	(16)	5.68	5.45	0.23

Total interest bearing liabilities	38.4	39.8	(1.4)	(4)	4.37	4.11	0.26

Non-interest bearing sources of funds	5.4	5.1	0.3	6

Total funds	$43.8	$44.9	($1.1)	(2%)	3.83%	3.64%	0.19%

Net interest spread					2.77%	2.71%	0.06%

Net interest yield					3.31%	3.18%	0.13%

* Includes commercial construction loans

Throughout 2006 and 2007 the Corporation implemented strategies that included selling low yielding mortgage loans and not reinvesting maturities of securities due to unfavorable market conditions. These strategies, in addition to the growth of the commercial and consumer portfolios and the reduction experienced in the Corporation’s U.S. subprime mortgage loan originations, contributed to a change in the mix of earning assets and to an improvement in the net interest yield. This was offset in part by the higher funding costs primarily in certificates of deposit and short-term borrowings.

Provision for loan losses and credit quality

The provision for loan losses totaled $562.7 million or 133% of net charge-offs for the year 2007, compared with $287.8 million or 125%, respectively, in 2006. There was an increase of $193.4 million in net charge-offs for the year ended December 31, 2007 when compared with the previous year, resulting from higher net charge-offs on mortgage loans by $84.7 million, consumer loans by $67.3 million, commercial loans by $40.2 million and in lease financing by $1.2 million. The increase in net charge-offs on mortgage loans primarily reflects the continued credit problems in the U.S. mainland subprime mortgage market. Increases in net charge-offs in the commercial loan and consumer loan portfolios are principally due to higher delinquencies in Puerto Rico resulting from the slowdown in the economy. The commercial loan sector in the Corporation’s U.S. mainland operations also experienced higher charge-offs.

The following table presents annualized net charge-offs to average loans by loan category for the years ended December 31, 2007 and 2006.

Annualized Net Charge-offs to Average Loans Held-in-Portfolio
	December 31,
	2007	2006
Commercial *	0.52%	0.28%
Lease financing	1.28	1.08
Mortgage	1.37	0.51
Consumer	3.41	2.38

Total portfolio	1.31%	0.74%

* Includes commercial construction loans

Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 1.96% of loans held-in-portfolio at December 31, 2007, compared with 1.63% at December 31, 2006 and 1.82% at September 30, 2007. Non-performing assets increased by $50 million since December 31, 2006 mostly in commercial loans by $109 million and construction loans by $95 million. These increases were primarily offset by reductions in non-performing mortgage loans by $150 million. The recharacterization transaction contributed with a reduction in non-performing mortgage loans of approximately $316 million, which was partially offset by increases in non-performing mortgage loans in PFH’s remaining owned portfolio and at the Corporation’s Puerto Rico operations and Banco Popular North America.

In the past, PFH originated mortgage loans through various channels including bulk acquisitions, mortgage loan brokers and its retail branch network. As part of PFH’s first restructuring plan in 2007, PFH ceased originating loans through all channels except for loans originated directly through its consumer finance branches and the customer loan center. This resulted in a significant reduction in originations of mortgage loans at PFH during 2007. Furthermore, as indicated earlier, as part of the Corporation’s strategies in its U.S. operations, Popular completed the PFH recharacterization transaction in December 2007. Also, as previously discussed, the Corporation signed an agreement to sell approximately $1.5 billion in loans from its branch network during early 2008, the sale of which is anticipated to be completed by the end of the first quarter of 2008. The latter portfolio was reclassified to held-for-sale in December 2007.

As a result of these strategies, PFH’s subprime mortgage loan portfolio remaining on the Corporation’s books as loans held-in-portfolio at December 31, 2007 was reduced considerably from $3.9 billion at September 30, 2007 to approximately $1.0 billion at December 31, 2007.

Non-interest income

Non-interest income totaled $694.3 million for the year ended December 31, 2007, compared with $809.5 million in 2006. The decrease in non-interest income for the year 2007 as compared to the previous year resulted from the following principal factors / variances.

•	Loss on sale of loans and higher negative valuation adjustments on loans held-for-sale on a net pre-tax basis amounting to $39.0 million on a combined basis in 2007, compared to gains of $117.4 million in 2006. The unfavorable variance on the sale of loans was principally due to the $90 million impact of PFH’s recharacterization transaction discussed earlier and the lower volume of loans originated and sold as a result of the exiting of the wholesale subprime mortgage business by PFH during 2007.

•	Net gain on sale and valuation adjustments of investment securities amounted to $55.2 million in 2007, compared with $4.4 million in 2006. The gains in 2007 resulted primarily from pre-tax capital gain of $119 million on the sale of the Corporation’s shares of common stock of Telecomunicaciones de Puerto Rico, Inc. (TELPRI) to Sercotel S.A. de C.V. in March 2007. These gains in 2007 were offset in part by $45 million in write-downs of residual interests classified as available-for-sale that were derived from PFH’s off-balance sheet mortgage loan securitizations, and by other other-than-temporary impairments in investment securities of approximately $20 million primarily associated to marketable equity securities.

•	Trading account losses amounted to $2.5 million in 2007, compared with trading account profits of $35.3 million in 2006. Unfavorable valuation adjustments in PFH’s residual interests classified as trading securities amounted to $40 million in 2007, compared with approximately $1 million in 2006, and thus were the principal contributor to the unfavorable variance in the trading account category.

The negative adjustments in the value of residual interests in 2007 reflect an increase in the discount rate, revisions in credit loss assumptions based on worsening credit and liquidity conditions in the U.S. subprime market, and a slowdown in prepayment speed for fixed-rate loans, among the principal factors. As of December 31, 2007, the aggregate balance of PFH’s residual interests approximated $45 million, which included the new residual interests that resulted from the recharaterization transaction discussed previously.

•	As shown in Exhibit A, other non-interest income for 2007 rose by $28.2 million in comparison to the 2006 results, mostly driven by increases of $27 million in debit and credit card fees and $14 million in net mortgage servicing fees.

Non-interest expenses

Operating expenses totaled $1.7 billion for the year ended December 31, 2007, an increase of $219.5 million, or 15%, compared with the year 2006. Included in operating expenses for 2007 are the following restructuring charges and estimated impairment losses associated to the U.S. restructuring plans indicated earlier with respect to PFH and E-LOAN:

	PFH Restructuring	E-LOAN	PFH Branch Network
(In millions)	Plan	Restructuring Plan	Restructuring Plan	Total
Severance, retention bonuses and other benefits	$7.8	$4.6	—	$12.4
Lease terminations	4.5	4.2	—	8.7
Other	2.4	0.8	—	3.2

Total restructuring charges	$14.7	$9.6	—	24.3
Impairment of long-lived assets	—	10.5	$1.9	12.4
Estimated impairment of trademark and goodwill	—	211.8	—	211.8

Total restructuring and estimated impairment charges	$14.7	$231.9	$1.9	$248.5

The results of 2006 also included impairment losses on long-lived assets and goodwill related to PFH’s Restructuring Plan in the amount of $21.4 million.

Income tax benefit amounted to $59.0 million for the year ended December 31, 2007, compared with income tax expense of $106.9 million in the year 2006. The tax benefit in 2007 is directly associated with the taxable loss in the Corporation’s U.S. mainland operations. The effective tax rate in 2007 was impacted by higher income subject to a capital gains tax rate of 20%, primarily from the gain on the sale of TELPRI shares. Also, the results for 2007 reflected a lower statutory tax rate in the Puerto Rico operations, which was 39%, compared with 43.5% for Banco Popular de Puerto Rico and 41.5% for all other of the Corporation’s Puerto Rico corporations in 2006.

Balance sheet information

The accompanying Exhibit A provides information on principal categories of the Corporation’s balance sheet at December 31, 2007, September 30, 2007 and December 31, 2006, and the following sections provide more detailed information.

A breakdown of the Corporation’s investment securities available-for-sale and held-to-maturity is provided below:

	December 31,	September 30,		December 31,
(In millions)	2007	2007	Variance	2006	Variance
U.S Treasury securities	$471.1	$475.8	($4.7)	$474.8	($3.7)
Obligations of U.S. government sponsored entities	5,893.1	6,014.6	(121.5)	6,458.8	(565.7)
Obligations of Puerto Rico, states and political subdivisions	178.0	178.3	(0.3)	187.1	(9.1)
Collateralized mortgage obligations	1,396.8	1,469.7	(72.9)	1,645.7	(248.9)
Mortgage-backed securities	1,010.1	949.5	60.6	1,036.8	(26.7)
Equity securities	34.0	41.3	(7.3)	73.8	(39.8)
Other	16.5	28.6	(12.1)	65.2	(48.7)

Total	$8,999.6	$9,157.8	($158.2)	$9,942.2	($942.6)

The vast majority of these investment securities are rated the equivalent of AAA by the major rating agencies. The mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) are investment grade securities, all of which are rated AAA by at least one of the three major rating agencies as of December 31, 2007.

The decrease in the Corporation’s investment securities portfolio from December 31, 2006 was mainly due to maturities of U.S. agency securities with low rates which were not replaced as part of the Corporation’s strategy to deleverage the balance sheet.

A breakdown of the Corporation’s loan portfolio, including loans held-for-sale, at period-end, which represents the principal category of earning assets, follows:

	December 31,	September 30,		December 31,
(In billions)	2007	2007	Variance	2006	Variance
Commercial *	$15.6	$15.5	$0.1	$14.5	$1.1
Mortgage	7.4	10.8	(3.4)	11.7	(4.3)
Consumer	5.7	5.8	(0.1)	5.3	0.4
Lease financing	1.2	1.2	—	1.2	—

Total	$29.9	$33.3	($3.4)	$32.7	($2.8)

* Includes commercial construction loans

The decline in mortgage loans at December 31, 2007 when compared to September 30, 2007 and December 31, 2006 was principally the result of the aforementioned strategies executed at PFH. The increase in commercial loans from December 31, 2006 included an increase of $520 million in construction loans.

A breakdown of the Corporation’s deposits at period-end follows:

	December 31,	September 30,		December 31,
(In billions)	2007	2007	Variance	2006	Variance
Demand *	$5.1	$4.7	$0.4	$4.9	$0.2
Savings	9.8	9.3	0.5	9.2	0.6
Time	13.4	12.6	0.8	10.3	3.1

Total deposits	$28.3	$26.6	$1.7	$24.4	$3.9

* Includes non-interest and interest bearing demand deposits

The growth in time deposits from September 30, 2007 was principally in brokered certificates of deposit which increased from $2.1 billion at September 30, 2007 to $3.1 billion at December 31, 2007. Brokered certificates of deposit amounted to $866 million at December 31, 2006. This increase in brokered certificates of deposit is directly related to the reduced availability of non-deposit funding and the decision of the Corporation to substitute overnight borrowings with longer term funding. Also, the acquisition of the Citibank retail branches in Puerto Rico in the fourth quarter of 2007 contributed with approximately $1 billion in deposits, principally in time deposits and savings accounts.

The accompanying Exhibit A also provides information on outstanding borrowings and stockholders’ equity at December 31, 2007, September 30, 2007 and December 31, 2006.

The decline in borrowings from September 30, 2007 to December 31, 2007 was principally due to the recharacterization transaction discussed earlier, which reduced the balance of securitized debt in the form of bond certificates to investors by approximately $3.1 billion. Also, the Corporation placed greater reliance on deposits. As indicated in the press release issued on October 19, 2007, several strategies were put in place by the Corporation’s banking subsidiaries to mitigate the impact of current market conditions on liquidity risk. Among the strategies implemented included the utilization of unpledged liquid assets to raise financing in the repo markets, the proceeds of which were also used to pay off unsecured borrowings.

The decrease in stockholders’ equity from September 30, 2007 to December 31, 2007 was mainly due to net losses for the quarter, partially offset by favorable changes in the valuation of investment securities available-for-sale. The estimated ratios of total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage are 11.39%, 10.13% and 7.33%, respectively, at December 31, 2007. As of September 30, 2007, these ratios were 11.98%, 10.73% and 8.31%, respectively. Stockholders’ equity at December 31, 2007 remained relatively stable compared to December 31, 2006 since the reduction in stockholders’ equity due to the net loss for the year 2007 and the dividend payouts was partially offset by the net impact of unrealized gains in the valuation of available-for-sale securities at year-end 2007 of $21 million compared to unrealized losses of $155 million in year-end 2006.

***

Subsequent events

On January 10, 2008, the Corporation completed the sale of six Houston branches of Banco Popular North America (BPNA) to Prosperity Bank. Prosperity Bank paid a premium of 10.10% for approximately $126 million in deposits, as well as purchased certain loans and other assets attributable to the branches. Prosperity will retain all branch-based employees of the branches.

***

Forward-Looking statements

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, losses on the subprime portfolio, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker / dealer and insurance services through specialized subsidiaries. In the United States, the Corporation has established a community banking franchise providing a broad range of financial services and products to the communities it serves through its subsidiaries Banco Popular North America which operates branches in New York, California, Illinois, New Jersey and Florida, E-LOAN and Popular Financial Holdings. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 114 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

			4th		4th vs
Financial Summary	Quarter ended		Quarter 2007 vs	Quarter ended	3rd
(unaudited)	December 31,		2006	September 30,	Quarter 2007
	2007	2006	$ Variance	2007	$ Variance
Summary of Operations
(In thousands, except share information)
Interest income	$779,439	$778,863	$576	$790,226	$(10,787)

Interest expense	416,564	418,534	(1,970)	430,110	(13,546)

Net Interest income	362,875	360,329	2,546	360,116	2,759

Provision for loan losses	203,044	108,272	94,772	148,093	54,951

Net interest income after provision for loan losses	159,831	252,057	(92,226)	212,023	(52,192)

Net (loss) on sale and valuation adjustments of investment securities	(24,698)	(680)	(24,018)	(3,089)	(21,609)

Trading account profit (loss)	4,190	11,964	(7,774)	(2,867)	7,057

(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(76,689)	20,993	(97,682)	5,991	(82,680)

Other non-interest income	168,957	173,040	(4,083)	166,970	1,987

Total non-interest income	71,760	205,317	(133,557)	167,005	(95,245)

Personnel costs	173,286	159,440	13,846	152,240	21,046

Amortization of intangibles	2,414	3,217	(803)	2,234	180

Goodwill and Trademark impairment losses	211,751	14,239	197,512	—	211,751

Impairment losses on long-lived assets	12,370	7,232	5,138	—	12,370

Other operating expenses	221,376	194,788	26,588	192,499	28,877

Total operating expenses	621,197	378,916	242,281	346,973	274,224

Net (loss) income before income tax	(389,606)	78,458	(468,064)	32,055	(421,661)

Income tax	(95,513)	18,826	(114,339)	(3,948)	(91,565)

Net (loss) income	($294,093)	$59,632	($353,725)	$36,003	($330,096)

Net income applicable to common stock	(297,071)	$56,654	($353,725)	$33,024	($330,095)

Basic and diluted (losses) earnings per common share	(1.06)	$0.20		$0.12

Dividends declared per common share	$0.16	$0.16		$0.16

Average common shares outstanding	279,905,592	278,822,257		279,625,715

Average common shares outstanding – assuming dilution	280,313,348	278,997,158		279,625,715

Common shares outstanding at end of period	280,029,215	278,741,547		279,597,529

Market value per common share	$10.60	$17.95		$12.28

Book value per common share	$12.12	$12.32		$12.94

Market capitalization – (In millions)	$2,968	$5,003		$3,433

Selected Average Balances – (In millions)

Total assets	$46,918	$47,299	($381)	$47,057	($139)

Investment securities available-for-sale and held-to-maturity	9,276	10,495	(1,218)	9,477	(201)

Trading and other investment securities	950	825	125	838	112

Total loans *	32,700	32,171	529	32,875	(175)

Earning assets	43,630	43,992	(362)	43,728	(98)

Deposits	27,339	24,204	3,135	25,646	1,693

Borrowings	14,897	18,548	(3,651)	16,725	(1,828)

Interest-bearing liabilities	38,099	38,732	(633)	38,391	(292)

Stockholders’ equity	3,834	3,808	26	3,903	(69)

Selected Financial Data at Period-End – (In millions)

Total assets	$44,411	$47,404	($2,993)	$47,280	($2,869)

Investment securities available-for-sale and held-to-maturity	9,000	9,942	(942)	9,158	(158)

Trading and other investment securities	985	680	305	841	144

Total loans *	29,911	32,737	(2,826)	33,321	(3,410)

Earning assets	40,902	43,661	(2,759)	43,955	(3,053)

Deposits	28,334	24,438	3,896	26,602	1,732

Borrowings	11,561	18,534	(6,973)	16,017	(4,456)

Interest-bearing liabilities	35,384	38,750	(3,366)	38,643	(3,259)

Stockholders’ equity	3,582	3,620	(38)	3,804	(222)

Performance Ratios

Net interest yield **	3.32%	3.27%		3.30%

Return on assets	(2.49)	0.50		0.30

Return on common equity	(32.32)	6.20		3.52

Credit Quality Data – (Dollars in millions)

Net loans charged-off ***	$141.5	$73.4	$68.1	$112.7	$28.8

Allowance for loan losses	$549	$522	$27	$600	($51)

Non-performing assets	$852	$802	$50	$1,142	($290)

Non-performing assets to total assets	1.92%	1.69%		2.42%

Non-performing assets to loans held-in-portfolio	3.04	2.51		3.47

Non-performing loans to loans held-in-portfolio	2.75	2.24		3.07

Allowance for loan losses to non-performing loans	71.21	72.78		59.53

Allowance for loan losses to loans held-in-portfolio	1.96	1.63		1.82

• Includes loans held-for-sale
** Not on a taxable equivalent basis
***Excludes credit losses recorded as a result of lower of cost or market value adjustments on loans held-for-sale amounting to $120million in the fourth quarter of 2007.
Notes: Certain reclassifications have been made to prior periods to conform with this quarter.

Financial Summary (unaudited)
	For the year ended
	December 31,
	2007	2006	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$3,128,171	$3,064,441	$63,730

Interest expense	1,678,781	1,636,531	42,250

Net Interest income	1,449,390	1,427,910	21,480

Provision for loan losses	562,650	287,760	274,890

Net interest income after provision for loan losses	886,740	1,140,150	(253,410)

Net gain on sale and valuation adjustments of investment securities	55,159	4,359	50,800

Trading account (loss) profit	(2,464)	35,288	(37,752)

(Loss)gain on sale of loans and valuation adjustments on loans held-for-sale	(38,970)	117,421	(156,391)

Other non-interest income	680,591	652,417	28,174

Total non-interest income	694,316	809,485	(115,169)

Personnel costs	668,189	668,671	(482)

Amortization of intangibles	10,444	12,377	(1,933)

Goodwill ad trademark impairment losses	211,751	14,239	197,512

Impairment losses on long-lived assets	12,344	7,232	5,112

Impact of change in fiscal period at certain subsidiaries	—	9,741	(9,741)

Other operating expenses	801,823	772,813	29,010

Total operating expenses	1,704,551	1,485,073	219,478

Net (loss) income before income tax	(123,495)	464,562	(588,057)

Income tax	(59,002)	106,886	(165,888)

Net (loss) income	($64,493)	$357,676	($422,169)

Net income applicable to common stock	($76,406)	$345,763	($422,169)

Basic and diluted (losses) earnings per common share	($0.27)	$1.24

Dividends declared per common share	$0.64	$0.64

Average common shares outstanding	279,494,150	278,468,552

Average common shares outstanding – assuming dilution	279,655,279	278,703,924

Common shares outstanding at end of period	280,029,215	278,741,547

Selected Average Balance– (In millions)

Total assets	$47,105	$48,295	($1,190)

Investment securities available-for-sale and held-to-maturity	9,652	11,468	(1,816)

Trading and other investment securities	874	819	55

Total loans *	32,750	32,079	671

Earning assets	43,790	44,930	(1,140)

Deposits	25,569	23,264	2,305

Borrowings	16,867	20,546	(3,679)

Interest-bearing liabilities	38,392	39,840	(1,448)

Stockholders’ equity	3,861	3,741	120

Performance Ratios

Net interest yield **	3.31%	3.18%

Return on assets	(0.14)	0.74

Return on common equity	(2.08)	9.73

Credit Quality Data – (Dollars in millions)

Net loans charged-off ***	$423.1	$229.7	$193.4

Allowance for loan losses	$549	$522	$27

Non-performing assets	$852	$802	$50

Non-performing assets to total assets	1.92%	1.69%

Non-performing assets to loans held-in-portfolio	3.04	2.51

Non-performing loans to loans held-in-portfolio	2.75	2.24

Allowance for loan losses to non-performing loans	71.21	72.78

Allowance for loan losses to loans held-in-portfolio	1.96	1.63

• Includes loans held-for-sale
** Not on a taxable equivalent basis
*** Excludes credit losses recorded as a result of lower of cost or market value adjustments on loans held-for-sale amounting to $120million in the fourth quarter of 2007.
Notes: Certain reclassifications have been made to prior periods to conform with this period.